Exhibit 10.33

KONTOOR BRANDS 401(K) SAVINGS PLAN

KONTOOR BRANDS, INC. AUTHORIZED OFFICER’S RESOLUTIONS

AMENDMENT NO. 3

WHEREAS, pursuant to Section XV, Subsection (1) of the Kontoor Brands 401(k) Savings Plan (the “Plan”), Kontoor Brands, Inc, a North Carolina corporation (the “Company”), has reserved the right to amend or modify the Plan from time to time, by action of its authorized officer; and

WHEREAS, Kontoor Brands, Inc. Retirement Plans Committee (the “Committee”) is the plan administrator of the Plan; and

WHEREAS, the Company desires to amend the Plan to permit coronavirus-related distributions and to suspend required minimum distributions for calendar year 2020 in accordance with the Coronavirus Aid, Relief, and Economic Security Act; and

WHEREAS, pursuant to Section XIV, Subsection (2) of the Plan, the Company has delegated to its Vice President-Chief Human Resources Officer the authority and responsibility to perform, undertake, decide and implement the Company’s “settlor” functions and decisions with respect to and under the Plan.

NOW, THEREFORE, BE IT RESOLVED: Section X of the Plan is hereby amended by adding the following new Subsection (6):

“6.    Notwithstanding any provision of the Plan to the contrary and subject to the provisions of this Subsection (6), a Participant or former Participant who is a Qualified Individual may request, by following such procedures as shall be specified by the Committee, a Coronavirus-Related Distribution from his Account. For this purpose, the following definitions shall apply:

(a)
Qualified Individual means an individual (i) who is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the centers for Disease Control and Prevention; (ii) whose spouse or dependent (as defined in Section 152 of the Code) is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the centers for Disease Control and Prevention; or (iii) who experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to the virus SARS-CoV-2 or the coronavirus disease 2019 (COVID-19), being unable to work due to lack of child care due to the virus SARS-CoV-2 or the coronavirus disease 2019 (COVID-19), closing or reducing hours of a business owned or operated by the individual due to the virus SARS-CoV-2 or the coronavirus disease 2019 (COVID-19), or other factors as determined by the Secretary of Treasury (or the Secretary’s delegate). The Plan Administrator may rely on the individual’s certification that he satisfies the conditions for being treated as a Qualified Individual.

(b)
A Coronavirus-Related Distribution means any distribution from the Plan to the Qualified Participant made on or after January 1, 2020 and before December 31, 2020. In no event shall the aggregate amount of such distributions from the Plan and all other plans maintained by the Company or an affiliated company (within the meaning of Section 414(b), (c), (m), or (o) of the Code) to the Qualified Individual exceed $100,000. A Coronavirus-Related Distribution shall be treated as meeting the requirements of Section 401(k)(2)(B)(i) of the Code.

A Qualified Individual who receives a Coronavirus-Related Distribution may, at any time during the three-year period beginning on the day after the date on which the Coronavirus-Related Distribution was received by the Qualified Individual, repay all or a portion of such Coronavirus-Related Distribution by making one or more contributions to the Plan in an aggregate amount not to exceed the amount of the Coronavirus-Related Distribution. For purposes of the Code, if the Qualified Individual repays all or a portion of a Coronavirus-Related Distribution to the Plan within the time period prescribed herein, the Qualified Individual shall be treated, to the extent of the amount repaid, as having received the Coronavirus-Related Distribution in an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) and as having transferred the amount to the Plan in a direct trustee to trustee transfer within sixty (60) days of the distribution.

All distributions from the Plan and contributions made to the Plan under this Subsection (6) shall be determined and made in accordance with the requirements of Section 2202 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES ACT”) and any guidance issued thereunder. The Plan Administrator may establish such rules or procedures necessary to implement the provisions of this Subsection (6) in accordance with the CARES Act and such guidance.”
FURTHER RESOLVED:    Section XXII is hereby amended by adding the following new Subsection (6) to the end thereof:

“6. Suspension of Minimum Distributions for 2020. The requirements of this Section XXII shall not apply for calendar year 2020. This Subsection (8) shall apply to any distribution that is required to be made in calendar year 2020 by reason of a required beginning date occurring in such calendar year and such distribution not having been made prior to January 1, 2020. The required beginning date with respect to any individual shall be determined without regard to this Subsection (6) for purposes of applying Section XXII for calendar years after 2020 and the time period described in Subsection 4(b) shall be made without regard to calendar year 2020. Notwithstanding the provisions of Section XX, Subsection (2)(a), if all or any portion of a distribution during calendar year 2020 is treated as an eligible rollover distribution but would not be so treated if the minimum distribution requirements of Section XXII had not been suspended as required by this Subsection (6), such distribution shall not be treated as an eligible rollover distribution for purposes of the direct rollover rules of Code Section 401(a)(31), the notice requirements of Code Section 402(f), or the 20 percent withholding requirement of Code Section 3405(c).”
FURTHER RESOLVED: The foregoing amendments to Section X shall become effective on April 1, 2020 and the foregoing amendments to Section XXII shall apply for calendar years beginning after December 31, 2019.

FURTHER RESOLVED: The provisions of the Plan are hereby modified to conform with this Plan Amendment, but in all other respects the provisions of the Plan are to be and shall remain in full force and effect.

FURTHER RESOLVED: The Committee shall be, and hereby is, authorized and directed to take such action as may be necessary and appropriate to carry out and implement this Plan Amendment and these resolutions.

FURTHER RESOLVED:    All of the acts of all of the officers and employees of the Company and the members and representatives of the Committee, whether heretofore or hereafter taken or done, which are in conformity with the intent and purposes of these resolutions, shall be and the same hereby are, in all respects ratified, approved and confirmed.

IN WITNESS WHEROF, the Company has caused these Authorized Officer’s Resolutions to be adopted and executed by its duly authorized officer on March 31, 2020.

KONTOOR BRANDS, INC.

By:    /s/ Scott Shoener
Scott Shoener
Vice President - Chief Human Resources Officer